As filed with the Securities and Exchange
Commission on October 8, 2002                      Registration No._________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549
                    ____________________________________

                                FORM SB-2/A
                              AMENDMENT NO. 1

                           Registration Statement
                      Under the Securities Act of 1933
                    ____________________________________

                            MAC FILMWORKS, INC.
           (Exact name of Registrant as specified in its charter)

      Delaware                        7822                    74-2820999
 (State or other juris-        (Primary Standard           (I.R.S. Employer
diction of incorporation    Industrial Classification       Identification
  or organization)                Code Number)                 Number)

    Mr. Jim McCullough, Sr.
    Mac Filmworks, Inc.                          Mac Filmworks, Inc.
9464 Mansfield Road, Suite A-1              9464 Mansfield Road, Suite A-1
 Shreveport, Louisiana 71118                Shreveport, Louisiana 71118
      (318) 687-8785                              (318) 687-8785
(Address and telephone number             (Name, address and telephone number
of principal executive offices)                of agent for service)

                                 Copies to:
                            Thomas C. Pritchard
                          Brewer & Pritchard, P.C.
                         Three Riverway, Suite 1800
                           Houston, Texas  77056
                            Phone (713) 209-2950
                           _____________________

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ X ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [   ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.   [   ]

    If delivery of this prospectus is expected to be made pursuant to Rule
434, please check the following box.  [   ]

                                    CALCULATION OF REGISTRATION FEE
=======================================  =============  ================  ==================  ==============
                                             AMOUNT     PROPOSED MAXIMUM  PROPOSED MAXIMUM      AMOUNT OF
     TITLE OF EACH CLASS OF                  BEING      OFFERING PRICE        AGGREGATE        REGISTRATION
   SECURITIES TO BE REGISTERED             REGISTERED    PER SHARE (1)    OFFERING PRICE (1)       FEE
---------------------------------------   ------------  ----------------  ------------------  --------------
Units, each consisting of                     250,000   $         1.00    $        250,000    $    62.50 (2)
=======================================   ============  ================  ==================  ==============
   (a) one share of common stock. . . .       250,000                                   --            --
---------------------------------------   ------------  ----------------  ------------------  --------------
   (b) one Class A common stock purchase
       warrant, and . . . . . . . . . .       250,000               --                  --            --
---------------------------------------   ------------  ----------------  ------------------  --------------
   (c) one share of common stock
       underlying each Class A warrant .      250,000   $         2.00    $        500,000    $   125.00 (2)
---------------------------------------   ------------  ----------------  ------------------  --------------
   (d) one Class B common stock purchase
       warrant, and . . . . . . . . . .       250,000               --                  --            --
---------------------------------------   ------------  ----------------  ------------------  --------------
   (e) one share of common stock. . .
       underlying each Class B warrant .      250,000   $         3.00    $        750,000    $   187.50 (2)
---------------------------------------   ------------  ----------------  ------------------  --------------
   (f) one Class C common stock purchase
       warrant, and . . . . . . . . . .       250,000               --                  --            --
---------------------------------------   ------------  ----------------  ------------------  --------------
   (e) one share of common stock. . .
       underlying each Class C warrant .      250,000   $         4.00    $      1,000,000    $    92.00
---------------------------------------   ------------  ----------------  ------------------  --------------
TOTAL . . . . . . . . . . . . . . . . .                                   $      2,500,000    $   467.00
=======================================   ============  ================  ==================  ==============

    (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
    (2) The registration fees for the shares of common stock underlying the Unit and the shares of common stock underlying the Class A and Class B warrants were paid previously.
_________________________

     The registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

               Subject to Completion, Dated October 8, 2002

                           Preliminary Prospectus

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            Mac Filmworks, Inc.

                               250,000 Units

     This is our initial public offering of 250,000 units at a price of $1.00 per unit. Each unit consists of one share of common stock and three redeemable warrants, each to purchase one share of common stock. The common stock and the warrants included in the units are separately transferable at any time after the date of this prospectus.

     The units will be offered on a best efforts minimum/maximum basis with a minimum offering of 100,000 units or $100,000, and a maximum offering of 250,000 units or $250,000. We have retained ________________________ to assist us in offering and selling the units.

     All proceeds from the sale of the first 100,000 units will be placed in a non-interest bearing escrow account. If we are unable to sell the minimum amount, we will return your funds to you promptly without interest. The offering will close upon the sale of all 250,000 units or 90 days from the date of this prospectus, unless extended for an additional 90 days by the underwriter and our board of directors.

     The units, common shares, and warrants are not currently traded on any exchange, NASDAQ or on the OTC Electronic Bulletin Board. We intend to apply for listing of the common shares and the warrants on the OTC Electronic Bulletin Board.

                                 Price to      Sales       Proceeds to
                                Investors   Commissions   Mac Filmworks
                                ----------  ------------  --------------
Per Unit . . . . . . . . . . .  $     1.00  $       0.15  $         0.85
                                ----------  ------------  --------------
Minimum Offering . . . . . . .  $  100,000  $     15,000  $       85,000
                                ----------  ------------  --------------
Assuming Sale of 175,000 Units  $  175,000  $     26,250  $      148,750
                                ----------  ------------  --------------
Maximum Offering . . . . . . .  $  250,000  $     37,500  $      212,500
                                ----------  ------------  --------------

The table above does not include offering expenses estimated at $15,000.
                      ___________________________

     This investment involves a high degree of risk. You should purchase the units only if you can afford a complete loss of your investment. We urge you to read the Risk Factors section beginning on page 5 along with the rest of this prospectus before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus is _______________, 2002



                             Table of Contents


                                                                      PAGE
                                                                      ----

Prospectus summary. . . . . . . . . . . . . . . . . . . . . . . . . .   1
Risk factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Use of proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Determination of offering price . . . . . . . . . . . . . . . . . . .  12
Dividend policy . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Dilution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Management's discussion and analysis of financial
      condition and plan of operations. . . . . . . . . . . . . . . .  15
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Executive compensation. . . . . . . . . . . . . . . . . . . . . . . .  24
Principal stockholders. . . . . . . . . . . . . . . . . . . . . . . .  25
Certain relationships and related transactions                         26
Description of securities . . . . . . . . . . . . . . . . . . . . . .  27
Shares eligible for future sale . . . . . . . . . . . . . . . . . . .  30
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . .  31
Disclosure of Commission position on indemnification
      for Securities Act liabilities. . . . . . . . . . . . . . . . .  32
Market for common stock and related stockholder matters                32
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Legal matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Where you can find more information . . . . . . . . . . . . . . . . .  34

                             Prospectus summary

     To understand this offering fully, you should read the entire prospectus carefully, including the Risk Factors section beginning on page 5 and the financial statements.


                      Mac Filmworks, Inc.

     We are a development stage entertainment company that intends to market and distribute motion picture features, made-for-television movies, animated children's films and cartoons to consumers through various sources. We currently own 190 copyrighted films and 806 public domain films and
television programs.   In addition, we have options to acquire 62
copyrighted and 708 public domain films and television programs, which will expire in August 2003. We do not currently have the necessary capital to exercise either option, however, we intend to acquire 70 films with the proceeds from this offering.

     The majority of our properties are in the public domain. Public domain properties are films or television programs that are no longer under copyright protection. Though we own or have rights broadcast-quality master tapes of our public domain properties, we will be unable to assert our exclusive right to license or distribute them and may have no recourse against others who also seek to market and distribute these properties.

     If we sell the minimum amount, 175,000 Units, or the maximum amount, we believe we will have sufficient capital for operations for approximately three months, five months and seven months, respectively. We have generated no revenues since inception and have had net operating losses of approximately $1,988,051 from inception through June 30, 2002. Our current operations are limited to maintaining our current assets and raising capital. At the close of this offering we intend to begin the marketing and distribution of our properties.

     Our principal executive offices are located at 9464 Mansfield Road, Suite A-1, Shreveport, Louisiana 71118, and our phone number is (318) 687-8785. All references to we, our, or us, refer to Mac Filmworks, Inc., a Delaware corporation, and our subsidiary, Mac Filmworks, Inc., a Texas corporation.

                                The Offering

Securities offered. . . . . We are offering a minimum of 100,000 units and a maximum of 250,000 units at a price of $1.00 per unit. Each unit consists of one share of common stock and three stock purchase warrants. Each warrant gives the holder the right to purchase one share of common stock.

Description of warrants . . The warrants will be exercisable at any time, until they expire three years from the closing date of the offering. The Class A warrants, Class B warrants and Class C warrants entitle the holder to purchase one share of common stock at a price equal to $2.00, $3.00, and $4.00 per
                            share, respectively.   We may redeem some or all
                            of the outstanding warrants on 30 days prior written notice at a redemption price of $0.05 per warrant, provided that the closing high bid price of our common stock has exceeded the exercise price of the warrants by 200% for at least 30 consecutive trading days and we have in effect a current registration statement registering the sale of shares of common stock issuable upon exercise of the warrants. The Class A warrants, Class B warrants and Class C warrants are collectively referred to as the "warrants" and are identical in all respects other than their exercise prices.


Common Stock Outstanding as of June 30, 2002

Before the offering, assuming
no conversion of securities. . . . . . . . . . 10,654,658 shares.

After the offering assuming
sale of the minimum units. . . . . . . . . . . 10,754,658 shares

After the offering assuming
sale of the maximum units. . . . . . . . . . . 10,904,658 shares.


Warrants Outstanding as of June 30, 2002

Before the offering                                  None.

After the offering assuming          100,000 of each of the Class A warrants,
sale of the minimum units            Class B warrants, and Class C warrants.

After the offering assuming          250,000 Class A warrants, 250,000 Class
sale of the maximum units            B warrants and 250,000 Class C warrants.

Use of Proceeds; Market for Securities

Use of proceeds . . Assuming we raise the minimum amount, we will receive net proceeds of approximately $70,000 after payment of sales commissions and offering expenses. We intend to use the net proceeds for the following purposes:

                    -   $9,000 for payment of existing debts;
                    -   $18,500 for marketing expenses;
                    -   $20,000 to purchase 70 films from Saturn
                        Productions; and
                    -   $22,500 for working capital expenses.

                    Assuming we sell 175,000 units, we will receive net proceeds of approximately $133,750 after payment of sales commissions and offering expenses. We intend to use the net proceeds for the following purposes:

                    -   $20,000 to purchase 70 films from Saturn Productions;
                    -   $30,000 for payment of existing debts;
                    -   $40,000 for marketing expenses; and
                    -   $43,750 for working capital expenses.

                    Assuming we raise the maximum amount, we will receive approximately $197,500 after the payment of sales commissions and offering expenses. We intend to use the net proceeds for the following purposes:

                    -   $20,000 to purchase 70 films from Saturn Productions;
                    -   $50,000 for payment of existing debts;
                    -   $60,000 for marketing expenses; and
                    -   $67,500 for working capital.

                    The allocation of net proceeds to these uses is our best estimate. Our board of directors has the discretion to determine the use of a substantial portion of the net proceeds of the offering. For a more detailed description of the existing debts to be paid, please see the "Use of Proceeds" section on page 11.


Market for our securities. . . There is currently no market for the units, common stock, or warrants. We have applied for listing of the common stock and warrants on the OTC Bulletin Board.

                       Summary Financial Information

    The following financial information is derived from our audited financial statements for the fiscal years ended December 31, 2001 and 2000 and the unaudited financial statements for the six-month period ended June 30, 2002 and 2001.

                                               YEAR ENDED           SIX MONTHS ENDED
                                              DECEMBER 31,              JUNE 30,
                                         ----------------------  ----------------------
STATEMENT OF OPERATIONS DATA:                2001        2000        2002        2001
                                         ----------  ----------  ----------  ----------
   Revenues . . . . . . . . . . . . . .          -           -           -           -
   General and administrative expenses.  $ 239,943   $ 266,198   $  53,944   $ 136,270
   Depreciation and amortization. . . .      2,177       1,088       1,088       1,088
   Interest expense . . . . . . . . . .     58,606      53,284      31,342      28,661
   Net earnings/(loss). . . . . . . . .   (307,926)   (327,770)    (89,974)   (169,619)
   Net loss per common share. . . . . .       (.03)       (.04)       (.01)       (.02)


                                            YEAR ENDED       SIX MONTHS ENDED
                                           DECEMBER 31,           JUNE 30,
BALANCE SHEET DATA:                            2001                2002
                                           ------------      ----------------

  Working capital (deficit) . . . . . .    $ (1,234,486)       $ (1,314,772)
  Total assets  . . . . . . . . . . . .         687,248             689,217
  Notes payable for film
   library purchases. . . . . . . . . .         711,730             743,019
  Amounts due to related parties. . . .         217,259             250,272
  Accrued officer salary. . . . . . . .         268,000             310,000
  Stockholders' equity/(deficit). . . .        (547,421)           (633,795)

                                Risk Factors

     Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

You will have to make your investment decision on this limited operating history, which may not be representative of our future operations.

     We were incorporated in October 1997. Since inception we have conducted minimal operations. Thus, we have a limited operating history for you to analyze or to aid you in making an informed judgment concerning the merits of an investment in our securities. We may not be able to successfully generate revenues, operate profitably, or make any
distributions to the holders of our securities.   Any investment in our
securities should be considered a high risk investment because you will be placing funds at risk in an unseasoned start-up company with unforeseen costs, expenses, competition and other problems to which start-up ventures are often subject.

We will be dependent on our ability to raise additional capital. If we are unable to raise additional capital, we will not be able to fund future operations and may have to cease operations.

     To execute our business strategy, we require more capital than we currently have or that we may raise through this offering. As of September 30, 2002, we had limited reserves. We do not currently generate any revenue and may not generate any revenue in fiscal 2002 or in the future. With limited cash reserves and without any current sources of internal liquidity, we have had to limit our operations to maintaining our office and films and attempting to raise additional capital.

     We believe we will need a minimum of approximately $75,000 per month to execute our business plan of marketing, distributing approximately 200 films at one time. Because this amount is significantly more than we are attempting to raise in this offering, we initially intend to limit our operations to marketing, distributing, and licensing select titles from our library which we believe are our most marketable films. We intend to execute this strategy on a monthly operating budget of approximately $14,000 per month if we sell the minimum amount, or approximately $17,000 if we sell 175,000 units or the maximum amount.

     If we sell the minimum amount, 175,000 units or the maximum amount, we believe that we will have capital sufficient to fund marketing and working capital expenses for approximately three months, five months and seven months from the date the proceeds are released from escrow, respectively.
In any case, however, we may require additional external funds at an earlier
date if operating expenses are greater than anticipated.   If we are unable
to raise additional capital in the future, we may have to curtail any operations, cease conducting business, or bring cash flows into balance by some other method.

We have issued promissory which require significant payments to be made by August 31, 2003. We have not created a sinking fund for the repayment of those notes, and if we are unable to generate significant revenues or raise additional proceeds, we will likely default on the payment of the notes.

     In August and September 1997, we issued five promissory notes in connection with the purchase of our film libraries for aggregate principal balance of $544,500. Principal payments of the notes, which were originally due in 1998 and 1999, with interest accruing on each at 8% per annum, have been extended annually since 1998 since we were unable to make the required interim payments.

     We have made interest payments on the notes in order to extend their maturity dates. As of June 30, 2002, the notes had accrued interest in the aggregate amount of approximately $189,379. In August and September 2003, we must pay the notes in full which we estimate be approximately $780,000. We have not created any fund for repayment of the notes. We have not generated any revenues to date and we may never generate revenues, although we have sold an option to acquire the distribution rights to one of our
films for $5,000.   Since we do not intend to use the proceeds from this
offering to make any payments on the notes, we must raise additional capital to make such payments. We have no commitments for such funding, and we can provide no assurance that we will be able to raise such funding on favorable terms, if at all, or be able to renegotiate any extensions or modifications to the notes.

     If we are unable raise additional funding or to renegotiate an extension or modification to the notes, we will default on the notes and may be required to cease operations and/or file for Chapter 11 bankruptcy protection. Although we are legally obligated to make payment on the notes, there is no assurance that we will be financially able to do so, and it should be assumed that if we are not able to raise additional proceeds prior to maturity, we will not be able pay the notes in full.

We depend on the services of Jim McCullough and the loss of his services could have a material adverse effect on our ability to continue operations.

     Our success is dependent upon, among other things, the experience and abilities of Jim McCullough, Sr. Mr. McCullough has extensive experience, business contacts, and knowledge of the film production and distribution
industry.   Mr. McCullough is our chairman, chief executive officer, chief accounting officer and is solely responsible for our sales, marketing and product development. Mr. McCullough is currently 73 years of age. In January 2001, we entered into a three-year employment agreement with Mr. McCullough. We do not maintain key-man life insurance on Mr. McCullough's life. The loss of Mr. McCullough's services for any reason could have a material adverse effect on our ability to continue operations.

Members of our management team may have conflicts of interest with Mac Filmworks. If Mr. McCullough does not disclose a conflict of interest to Mac Filmworks and a business opportunity is taken from us, our business may suffer.

     Our strategy to distribute and market our entertainment libraries and acquire additional film libraries may raise potential conflicts of interest
between Mac Filmworks and our president and chairman, Jim McCullough.   In
addition to being an officer and director of Mac Filmworks, he is the president and principal shareholder of Triad Family Media, Inc., a business involved in the licensing and distribution of motion picture films.

     From time to time, Mr. McCullough may become aware of investment and business opportunities and may be faced with the issue of whether to involve Mac Filmworks in such a transaction. Mr. McCullough may have conflicts in the event that Triad actively seeks the acquisition of properties and business that are identical or similar to those that Mac Filmworks might seek. If at any time Mac Filmworks and Triad are simultaneously seeking business opportunities, Mr. McCullough may face the conflict of whether to submit a potential business acquisition to Mac Filmworks or to Triad.

     We have not established formal guidelines or procedures for resolving potential conflicts between Mac Filmworks and our management, except to impose an affirmative obligation to disclose any conflicts to our shareholders and the board of directors, and to contractually limit his involvement in other competitive businesses to no more than ten percent of his daily involvement. His failure to resolve conflicts of interest in favor of Mac Filmworks may result in his being liable to Mac Filmworks.

We are in a competitive industry with several companies with greater Financial and technical resources, which may affect our ability to generate revenue.

     We compete in a highly competitive industry which is dominated by several large media companies, such as AOL Time Warner, Walt Disney Company, and Sony/Columbia, among others. In addition, we will compete with many smaller film and television distribution companies who own and/or distribute their properties. Both our larger competitors as well as most of the smaller competitors have significantly greater financial, technical, marketing and human resources than we do, which will make it difficult for us to compete. These competitors are able to devote greater resources than we can to the development, promotion and distribution sale of their products and respond more quickly than we can to new technologies or changes in customer preferences. Though we may never be able to compete with our largest competitors, our ability to compete with the smaller competitors will depend on our ability to quickly and efficiently develop, market and distribute our products. If we are unable to effectively execute this strategy, we may have difficulty generating revenue sufficient to support our operations and creating and establishing a market presence in our industry.

Our entertainment library may not appeal to mass audiences, which may negatively affect our ability to generate revenue.

     We currently own 190 copyrighted films and 806 public domain films, made-for-television movies, animated features and cartoons in our library. Of the 996 titles in our library, approximately 70% were released prior to 1948.

     Dependence on our entertainment library poses a significant risk in the event problems are encountered with respect to the audience tastes, cost of the product, or other competitive products that reduce demand for our products. We can provide no assurance successfully instituting our marketing plan will lead to market acceptance. If our films and television properties do not appeal to consumers' tastes, we may not generate sufficient revenue to cover related expenses, which may have a material adverse effect on our business and on your investment.

If consumers spend less on entertainment-related goods and services, we may have difficulty generating revenues or becoming profitable.

     Our business opportunities are directly dependent upon the level of consumer spending on home entertainment products and other related products, a discretionary spending item. In addition, our success depends upon a number of factors relating to consumer spending, including future economic conditions affecting disposable consumer income such as employment, business conditions, interest rates, and tax rates. Consumer spending in general or spending in the home entertainment market in particular may decline, which would likely have a direct effect on our ability to generate revenue.

Our entertainment library may be damaged or destroyed if we or any other company which maintains custody of portions of our library fail to properly care for and preserve our properties.

     Film negatives, often referred to as masters, must be properly cared for and stored at the appropriate conditions. We currently store approximately 130, or 13% of our films at our facility in Shreveport. The remaining films are currently being cared for and are in the custody of the companies from which we purchased the films. We do not have general liability insurance to cover the loss or damage on any of our films. Any errors or failures to properly care for any of our films could result in the loss, damage or destruction to those properties, which may have a material adverse effect on our operations.

Our ability to generate revenues on public domain properties may be adversely effected if third parties market and distribute these properties.

     Of the 996 properties we own, 190 properties are copyrighted and 806 are in the public domain. In addition, of the 770 films we have the option to acquire, 708 are public domain films, and 62 films are copyrighted. A film enters the public domain when (1) the initial copyright expires without renewal for a second term, or both terms have expired or (2) the copyright notice was defective or missing from the work and no efforts were made to cure the omission. It is possible and likely that several of our public domain properties that we decide to market and distribute are either currently being distributed by or will eventually be distributed by third parties. Although we have valid title and own public domain masters, our ownership rights as to these properties will not be exclusive by definition.

     In connection with the public domain properties we have title, we do not have copyright protection and are unable to assert our exclusive right to license or distribute these properties. While we may market, distribute and sell the public domain titles in which we have title, we will be unable to prevent third parties from exploiting the same titles. If third parties are able to more effectively market any public domain titles, we may not be able to generate revenues sufficient to make the marketing and distribution of those titles profitable.

You may have difficulty selling any securities you buy in this offering if an active trading market for our common stock or warrants does not develop or continue after this offering.

     Before this offering, no public market has existed for our common stock or warrants and an active trading market may not develop. We intend to apply for listing of our common stock and the warrants underlying the units on the OTC Electronic Bulletin Board. However, we cannot assure that our application for listing will be accepted or that we will be able to maintain the listing in the future. Even if our stock or warrants is listed, that does not guarantee that an active trading market for our common stock will develop and continue after this offering.

Your investment may suffer if the proceeds of this offering are not spent effectively.

     We estimate that the net proceeds from this offering will be $70,000, $133,750, and $197,500, if we sell the minimum amount, 175,000 units, and the maximum amount, respectively, after deducting underwriter's fees and commissions and offering expenses. We intend to use a substantial portion of the net proceeds for:

    -   payment of existing debts;
    -   purchase 70 films from Saturn Productions currently under option;
    -   marketing expenses; and
    -   working capital and other general corporate purposes.

     These are general categories, and expenditures within each category may vary depending on future events. Consequently, our board of directors and management may apply much of the net proceeds of this offering to uses you may not consider desirable. The failure of management to apply these funds effectively could have a material effect on our ability to continue operations.

We intend to spend a significant portion of the proceeds of this offering to pay existing debts and will not be used to fund current or future operations.

     We have estimated that we will use $10,000, $30,000, or $50,000, or approximately 13%, 22%, 30% of the net proceeds from this offering to pay existing debts, assuming we sell the minimum amount, 175,000 units, or the maximum amount, respectively. The funds used to pay existing debts will not be used to fund the growth of our business.

The book value of the securities purchased in this offering will be substantially less than the purchase price of the units.

     The initial public offering price of our units is substantially higher than the pro forma net tangible book value per share of our outstanding common stock immediately after the offering. If you purchase common stock in this offering you will incur immediate and substantial dilution.

     The price of our units was determined by our board of directors and is not based on an independent valuation of our assets or other recognized criteria of investment value, such as book value, cash flow, earnings, or financial condition. The price, therefore, does not indicate that the units or securities underlying the units have a value or can be resold. We cannot assure you that if a trading market develops in our common stock or warrants that they will trade at prices in excess of the initial purchase price of the units at any time.

Sales of additional shares of our common stock into the public market may cause our stock price to fall. If the price of our common stock falls, the value of your investment will decrease and we may experience greater difficulty attempting to raise additional capital.

     Once the shares of common stock underlying the units sold in this offering are eligible for resale in the open market, which could occur while we are still selling units directly to investors in this offering, trading prices for the shares could fall below the offering price of the units. In such event, we may be unable to sell the units to investors, which would negatively impact the offering. As a result, our planned operations would suffer from inadequate working capital.

     In addition, sales of substantial amounts of our common stock in the public market after this offering is completed could adversely affect the prevailing market price of our common stock. Sales of substantial amounts of common stock in the public market, or the perception that sales could occur, could adversely affect the prevailing market price for the common stock and could impair our ability to raise capital through a public offering of equity securities.

We do not expect to pay dividends on our common stock.

     All earnings will be retained for our use in the operation of our businesses. Accordingly, we do not anticipate that we will pay dividends on our common stock in the future. See "Dividend Policy." Accordingly, investors should not expect to earn any income from their investment in the units until they sell the securities underlying the units, which sale may be at a loss or unable to be effectuated.

A current prospectus and state registration is required to exercise warrants. If we do not maintain a current prospectus or register the shares of common stock underlying the warrants in a state in which you reside, we may not be able to issue you shares of common stock upon the exercise of those warrants.

     Investors may never be able to exercise their warrants and receive the additional shares of common stock underlying those warrants because of regulatory burdens that we may not be able to afford or surmount.

     We will be able to issue shares of common stock upon exercise of the warrants only if there is a current prospectus relating to such common stock under an effective registration statement filed with the SEC and only if such shares of common stock are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various warrant holders reside. We may not be able to do so.

     Although the units will not knowingly be sold to purchasers in jurisdictions in which the units are not registered or otherwise qualified for sale, purchasers may buy warrants in the after market or may move to jurisdictions in which the common stock issuable upon exercise of the warrants is not so registered or qualified. In this event, we would be unable to issue shares of common stock to those warrant holders upon exercise of the warrants unless and until the common stock issuable upon exercise of the warrants is qualified for sale or exempt from qualification in jurisdictions in which the holders reside. Accordingly, the warrants may be deprived of any value if a then current prospectus covering the common stock issuable upon exercise of the warrants is not effective pursuant to an effective registration statement or if such common stock is not qualified or exempt from qualification in the jurisdictions in which the warrant holders reside. We may not be able to effect any required registration or qualification.

The escrow agent may hold your funds for up to 180 days from the date of this prospectus and then return them to you, without interest.

     The escrow agent will hold the funds deposited in the escrow account until either the condition to release the funds is fulfilled or the expiration date of the offering. As a result, it is possible that the escrow agent could hold the funds in escrow for up to 180 days from the date of this prospectus. On that date, the escrow agent would be required to return the funds in the escrow account to you without interest or deduction if we have not sold 100,000 units.

Penny stock rules could make it hard to resell your shares.

     Our common stock does not meet the listing requirements for any trading market other than the OTC Bulletin Board. The OTC Bulletin Board may not approve our listing. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of Mac Filmworks, and lower prices for Mac Filmworks' securities than might otherwise be attained.

     In addition, the "penny stock" rules limit trading of securities not traded on NASDAQ or a recognized stock exchange, or securities which do not trade at a price of $5.00 or higher, in that brokers making trades in those securities must make a special suitability determination for purchasers of the security, and obtain the purchaser's consent prior to sale. The application of these rules may make it difficult for purchasers in this offering to resell their shares.

A special note regarding forward-looking statements contained in this prospectus.

     Some of the statements contained in this prospectus, in particular the risk factors, management's discussion and analysis of financial condition and plan of operations, and business sections, discuss future expectations, contain projections of results of operation or financial condition or state other forward- looking information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

   - the success or failure of our efforts to implement our business strategy;
   - our ability to raise sufficient capital to meet operating requirements;

   - the uncertainty of consumer demand for our services;
   - our ability to protect our intellectual property rights;
   - our ability to compete with major established companies; and
   - other risks which may be described in future filings with the SEC.

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.


                              Use of Proceeds

Minimum Amount Sold

     If we sell the minimum number of units, we will receive estimated net proceeds of $70,000. We anticipate that the estimated net proceeds will be expended as follows:

         -  $9,000 for payment of existing debts;
         -  $18,500 for marketing expenses;
         -  $20,000 to purchase 70 films from Saturn Productions; and
         -  $22,500 for working capital expenses.

     Of the $27,500 we intend to allocate for the payment of existing debts, we intend to pay (1) $9,000 to pay balances on a credit card, and (2) $18,500 to make partial payments on loans made by our chief executive
officer and his affiliates.   The loans made by our chief executive officer
and his affiliates have not accrued any interest. The balance on the credit card accrues interest at a rate of approximately 18% per annum.

175,000 Units Sold

     If we sell 175,000 units, we will receive estimated net proceeds of $133,750. We anticipate that the estimated net proceeds will be expended as follows:

         -  $20,000 to purchase 70 films from Saturn Productions; and
         -  $30,000 for payment of existing debts;
         -  $40,000 for marketing expenses; and
         -  $43,750 for working capital.

     Of the $30,000 we intend to allocate for the payment of existing debts, we intend to pay (1) $9,000 to pay balances on a credit card, and (2) $21,000 to make partial payments on loans made by our chief executive officer and his affiliates.

Maximum Amount Sold

     If we sell the maximum number of units, we will receive estimated net proceeds of $197,500. We anticipate that the estimated net proceeds will be expended as follows:

         -  $20,000 to purchase 70 films from Saturn Productions; and
         -  $50,000 for marketing expenses
         -  $60,000 for payment of existing debts; and
         -  $67,500 for working capital.

     Of the $60,000 we intend to allocate for the payment of existing debts, we intend to pay (1) $9,000 to pay balances on a credit card, and (2) $51,000 to make partial payments on loans made by our chief executive officer and his affiliates.

     The foregoing represents our best estimate of the allocation of the proceeds of the offering based upon the present state of our business, operations and plans, and current business conditions. Our board of directors will have broad discretion to determine the use of a substantial portion of the proceeds of the offering.


                      Determination of offering price

     There is no market for our securities. The initial offering price was arbitrarily determined by our board of directors, and bears no relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Among the factors we considered are the lack of operating history of Mac Filmworks, the proceeds to be raised by the offering, the amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders, our relative capital requirements, and the current market conditions in the OTC Electronic Bulletin Board.


                            Dividend Policy

     We have not declared or paid cash dividends on our common stock to date. Our current policy is to retain earnings, if any, to provide funds for operating and expansion of our business. This policy will be reviewed by our board of directors from time to time in light of our earnings and financial position.


                                  Dilution

     The difference between the initial public offering price and the net tangible book value per share of common stock after this offering constitutes the dilution to investors in the offering. Net tangible book value per share is determined by dividing total tangible assets less total liabilities by the number of outstanding shares of common stock.

     The tables below assume that the value of the units is allocated entirely to the shares underlying the units and not the warrants.

     As of June 30, 2002, the net tangible book value of our common stock was $(633,795) or $(0.06) per share. Without taking into account any changes in net tangible book value after June 30, 2002, other than to give effect to the sale of a minimum of 100,000 units, 175,000 units, and a maximum of 250,000 units offered, the net tangible book value of our common stock (prior to offering expenses and sales commissions) would be approximately $(0.05) per share, $(0.04) per share, and $(0.03) per share, respectively. The following table illustrates this per share dilution:

                                                        Sale of
                                             Minimum    175,000     Maximum
                                            Offering     Units      Offering
                                            --------   --------     --------

Offering price per share . . . . . . . . .  $   1.00   $   1.00     $   1.00

Net tangible book value per share of
  outstanding common stock prior to
  the offering . . . . . . . . . . . . . .     (0.06)     (0.06)       (0.06)

Increase attributable to new investors . .      0.01       0.02         0.03

Net tangible book value per share of
  outstanding common stock after
  the offering . . . . . . . . . . . . . .     (0.05)     (0.04)       (0.03)
                                            --------   --------     --------
Per share dilution to new investors. . . .  $   1.05   $   1.04     $   1.03
                                            ========   ========     ========


     If we sell the minimum number of units, investors in this offering will be contributing approximately 7.0% of the total capital consideration to Mac Filmworks but will receive only 0.9% of our shares outstanding. If we sell 175,000 units, investors in this offering will be contributing approximately 11.7% of the total capital consideration to Mac Filmworks but will receive only 1.6% of our shares outstanding. If we sell the maximum number of units, investors in this offering will be contributing approximately 15.9% of the total capital consideration to Mac Filmworks but will receive only 2.3% of our shares outstanding.

     In the aggregate, purchasers in this offering will bear a greater risk of loss than our current stockholders. The following tables sets forth, as of March 31, 2002, the total number of shares of common stock purchased from Mac Filmworks, the total consideration recorded and the average price per share for the existing holders of our common stock. The total consideration paid was taken prior to deduction of expenses.

                              Minimum Offering
                               100,000 Units

                                                    Total           Average
                          Shares Purchased      Consideration        price
                          Number    Percent    Amount    Percent   per share
                        ----------  -------  ----------  -------   ---------
Existing shareholder    10,654,658    99.1%  $1,321,856   93.0%      $0.12

New shareholder            100,000     0.9%  $  100,000    7.0%      $1.00
                        ----------  -------  ----------  -------   ---------
    Total               10,754,658   100.0%  $1,421,856  100.0%      $0.13
                        ==========  =======  ==========  =======   =========


                                  Sale of
                               175,000 Units

                                                    Total           Average
                          Shares Purchased      Consideration        price
                          Number    Percent    Amount    Percent   per share
                        ----------  -------  ----------  -------   ---------
Existing shareholder    10,654,658    98.4%  $1,321,856   88.3%      $0.12

New shareholder            175,000     1.6%  $  175,000   11.7%      $1.00
                        ----------  -------  ----------  -------   ---------
    Total               10,829,658   100.0%  $1,496,856  100.0%      $0.14
                        ==========  =======  ==========  =======   =========
                                     13

                              Maximum Offering
                               250,000 Units

                                                    Total           Average
                          Shares Purchased      Consideration        price
                          Number    Percent    Amount    Percent   per share
                        ----------  -------  ----------  -------   ---------
Existing shareholder    10,654,658    97.7%  $1,321,856   84.1%      $0.12

New shareholder            250,000     2.3%  $  250,000   15.9%      $1.00
                        ----------  -------  ----------  -------   ---------
    Total               10,904,658   100.0%  $1,571,856  100.0%      $0.14
                        ==========  =======  ==========  =======   =========


                         Capitalization

     The following table sets forth actual capitalization as of June 30, 2002, on an unaudited basis, on (1) an as-adjusted basis to give effect to the sale of a minimum of 100,000 units in the offering and the application of the gross proceeds from such units, and on (2) an as-adjusted basis to give effect to the sale of a maximum of 250,000 units in the offering and the application of the gross proceeds from the units. This table should be read in conjunction with "Management's discussion and analysis of financial condition or plan of operation" and the Financial Statements included in this prospectus.

                                                         From October 1997 (Inception)
                                                            through June 30, 2002
                                                --------------------------------------------------
                                                               Minimum       Sale of       Maximum
                                                   Actual      Offering   175,000 Units    Offering
                                                -----------  -----------  -------------  ----------
Common Stock, $.0001 par value,
50,000,000 shares authorized; 10,654,658,
10,754,658, 10,829,658 and 10,904,658
shares issued and outstanding, respectively     $    1,065   $    1,075   $    1,083    $    1,090

Preferred Stock, $.0001 par value, 10,000,000
Shares authorized,  no shares outstanding               --           --           --            --

Retained Earnings                                       --           --           --            --

Additional paid-in capital                       1,351,191    1,453,181    1,528,173     1,603,166

Accumulated deficit                             (1,988,051)  (1,988,051)  (1,988,051)   (1,988,051)
                                                -----------  -----------  -----------   -----------
Total stockholders' equity (deficit)            $ (633,795)  $ (533,795)  $ (458,795)   $ (383,795)
                                                ===========  ===========  ===========   ===========

        Management's Discussion and Analysis of Financial Condition
                           and Plan of Operations


General

     We intend to develop, market and distribute our entertainment library of motion pictures, television series, and children's films and cartoons. We intend to market these properties to network and independent television stations, cable, pay television and home video in the domestic and international markets.

     Through December 2000, we acquired approximately 996 film and television properties for which we paid approximately $655,801, comprised of the following:

     -  $60,390 cash;
     - $111,840 in shares of common stock (223,680 shares valued at $0.50 per share); and
     -  $540,000 in promissory notes.

     As of June 30, 2002, we owed accrued interest on these promissory notes in the amount of $200,000. The promissory notes, which were originally due in August and September 1999, have been extended through August 2003. We have made limited payments on the notes. As of June 30, 2002, we owed approximately $743,019 in accrued and unpaid interest on these notes.

     In addition, during 1997, we acquired options to purchase 800 film and television properties from Durbin Entertainment for $28,000. Of the $28,000 paid, $13,000 was used to purchase the first tranche of 100 films, and $15,000 was allocated as the purchase price of the option. As of September 30, 2002, we have selected approximately 30 films from the Durbin library and are currently owed approximately 70 films. The Durbin library currently has approximately 1,600 films and over 100 television serials with thousands of episodes from which we have the option to purchase 700 properties. All of the films and television programs in the Durbin library are public domain properties.

     The Durbin Entertainment option, which expires in August 2003, provides that we may select any 100 films, and in return we may either pay in cash or issue a non-recourse promissory note for $30,000 for each 100 titles we select. We do not intend to exercise the option until we are able to generate significant revenues or raise additional capital.

     In July 2000, we acquired an option to purchase 70 films from Saturn
Productions, of which 62 are copyrighted and 8 are public domain.    The
agreement provides that we may purchase the films from Saturn by (1) paying $20,000 cash from the proceeds of this offering, and (2) issuing between 66,667 and 200,000 shares of restricted common stock depending on the trading price of our common stock at the close of this offering. We have not issued any shares of common stock or paid any part of the $20,000 required to complete the purchase of the 70 films from Saturn Productions. We intend to pay the cash amount and issue shares of common stock, upon the closing of this offering.

     We intend to distribute and market our properties through:

         -    DVD;
         -    home video broadcast direct response;
         -    retail sell-through;
         -    foreign home video and television; and
         - barter syndication to over-the-air and cable networks and independent television stations.

     Our distribution will be similar to that of conventional distributors of conventional nostalgic content and family programming, but we will own or have title to the properties in our library.

     We are a development stage company with a limited operating history.
We were organized as a Delaware corporation in September 1997, under the name Keystone Entertainment, Inc., as a wholly- owned subsidiary of G/O International Inc., a publicly held Colorado corporation. In October 1997, we entered a reorganization agreement with Mac Filmworks, Inc., a Texas corporation, which was formed in November 1994 to acquire, license and distribute classic films, television serials, children's programming and other film products. Through the reorganization we acquired all of the issued and outstanding common stock of Mac Filmworks-Texas in exchange for 4,747,680 shares of our common stock, or 77% of the outstanding shares. Under the reorganization agreement, G/O International was required to register the distribution of 1,600,000 shares of Keystone common stock which it owned, to the shareholders of G/O International. In January 1998, we amended our certificate of incorporation to change our name from Keystone Entertainment, Inc. to Mac Filmworks, Inc.

     In November 2000, we amended the reorganization agreement between Mac Filmworks-Texas, Mac Filmworks-Delaware and G/O International because G/O International had not registered the distribution of the 1,600,000 shares. The amendment to the reorganization agreement provided that G/O International agreed to cancel any ownership rights in the 1,600,000 shares of Mac Filmworks-Delaware common stock it was originally issued, and in return Mac Filmworks-Delaware released G/O International from its obligation to register the distribution of the 1,600,000 shares of common stock and issued to G/O International 160,000 shares of common stock.

     We have no discontinued operations or other non-recurring items. We have no foreign operations and no transactions have been in a foreign currency.

Plan of operations for fiscal 2002

     Since inception, we have generated limited revenues. Our sole revenue has been derived from an option sold in June 2002 to distribute one of our films. We have no revenues from the distribution of our properties because we do not have the capital necessary to prepare our films for distribution and market them. Our operating expenses were cut to a minimum this past year due to our lack of funds. We had to postpone stock registration, marketing and distribution efforts, and extend existing debt obligations this past year because we have had limited cash reserves. Our operating expenses have risen and fallen based on our available cash. Our future level of operations will be dependent on future cash availability.

     In July 2002, we sold an option to distribute one of our copyrighted films on DVD and home video for $5,000 non-refundable. The optionee exercised the option in August requiring it to pay an additional $15,000 non-refundable royalty advance. We have received an additional $5,000 payment in August. The agreement expires two years after the distributor releases the film. Upon release, Mac Filmworks is entitled to 20% of the net wholesale royalties after recoupment of the $20,000 advance.

     There have been no sales to date.

     Since inception, we have raised approximately $471,720 through the sale of common stock. As of September 30, 2002, we had limited cash reserves.
We will require significant working capital in order to develop our business plan as intended. We believe we will need a minimum of approximately $75,000 per month to market and distribute approximately 200 films, make principal and interest payments on our outstanding debts and to fund general working capital expenses. Because this amount is significantly more than we are attempting to raise in this offering, we initially intend to limit our operations to marketing, distributing, and licensing select titles from our library which we believe are our most marketable films.

     We intend to execute this strategy on a monthly operating budget of approximately $14,000 per month if we sell the minimum amount, or
approximately $17,000 if we sell 175,000 units or the maximum amount.   If
we sell the minimum amount, 175,000 units or the maximum amount, we believe that we will have capital sufficient to fund marketing and working capital expenses for approximately three months, five months and seven months from the date the proceeds are released from escrow, respectively.

     We do not anticipate that we will be able to generate sufficient cash flows to cover operating expenses within six months. Therefore, we will need to raise additional capital within the next twelve months. We owe approximately $743,019 in promissory notes we issued in connection with the purchase of our film libraries, which are due in August 2003. We do not intend to set up a sinking fund for the repayment of the notes.

     If we are able to raise additional capital in the future, we may determine to distribute our products through the Internet through video-on-demand or through direct sales of DVDs and videocassettes. Upon completion of this offering, we do not intend to hire any additional employees until we are able to generate revenues.

     We do not currently have any other commitments to raise additional capital and there is no assurance that any additional funds will be available on favorable terms, if at all. Furthermore, we can provide no assurance our estimated liquidity needs are accurate or that unforeseen events will not occur, resulting in the need to raise additional funds.

     If we are unable to raise additional funds, we may have to limit our operations to an extent not presently determinable by management, but which may include the sale of any assets owned or our ceasing to conduct business. Although we have no commitments for capital, we may raise additional funds through:

         - public offerings of equity, securities convertible into equity or debt,
         -    private offerings of securities or debt, or
         -    other sources.

     Our investors should assume that any additional funding will cause substantial dilution to current stockholders. In addition, we may not be able to raise additional funds on favorable terms, if at all Business

General

     We are a start-up entertainment company that will engage in the development of our existing and to-be-acquired nostalgic content entertainment library of:

          -    full length motion pictures or feature films;
          -    television series;
          -    made-for television movies;
          -    animation for children's films; and
          -    cartoons.

     Initially, we intend to market and distribute our library through traditional distribution channels, which include network and independent televisions stations, cable and satellite, pay television and home video in the domestic and international markets, including videocassette and DVDs. If we are able to generate significant revenues or raise additional capital in the future, we intend to market and distribute our library directly to sellers through the Internet.

     We currently own approximately 996 films, of which 190 are copyrighted
and 806 are public domain titles.   In addition, we currently have options
to purchase approximately an additional 770 films, of which 62 are
copyrighted.   Our films include a wide variety of genres, including
westerns, family, horror, action, drama, and comedy.

     We believe that distributors and broadcast-television and cable companies will be attracted to both our copyrighted and public domain properties as a realistic means to provide programming without the risks of
failure from the new production of television shows or movies.   We intend
to market our properties to broadcasters and cable operators on mutually attractive barter syndication terms or at competitive licensing rates.

Industry Background

     Both the motion picture and television industries are made up of two principal activities: production and distribution. Production involves the development, financing and production of feature- length motion pictures or television series. We plan to concentrate on the distribution and marketing of our current film and television library and any future properties we acquire.

Film Distribution

     Films are generally licensed for network broadcast and local television stations following distribution to theaters, home video and pay television. Licensing of feature films to commercial television is generally accomplished subject to agreements that allow a fixed number of telecasts over a prescribed period of time for a specified license fee. Typical U.S. network licenses cover a six-year or seven-year period and can provide for exclusive exhibition on the network. Licensing to the major commercial network affiliates and direct licensing to local, domestic and foreign television stations can be a steady source of programming revenues.

Television Distribution.

     The U.S. television market is served by network affiliated stations, independent stations and cable systems, although the number of independent stations has decreased as many formerly independent stations have become affiliated with new networks in recent years. During prime time hours, network affiliates primarily broadcast programming produced for the network. In non-prime time, network affiliates telecast:

        -  network programming;
        -  off-network programming;
        - first-run programming produced for distribution on a syndicated basis; and
        -  programming produced by the local stations themselves.

     Independent television stations and cable networks, during both prime and non-prime time, produce their own programs and telecast off-network programs or first-run programs acquired from independent producers or syndicators. Syndicators generally are companies that sell to independent television stations and network affiliates programming produced or acquired by the syndicator for distribution.

     Another key element to the distribution of film and television properties in the television industry is the barter of select titles with the broadcast or cable operator. The market for barter syndication exists because of the need for programming and the operator may find it more palatable to barter its advertisement slots to obtain such programs.

Business Strategy

     Our mission is to become a global provider of nostalgic film and television entertainment to network and independent stations, cable and satellite systems and directly to consumers through the Internet and on-demand ordering.

Distribution and marketing of our films

     Our library currently consists of over 996 film and television properties. Additionally, we have the right to purchase 770 film and television properties, of which we intend to exercise our option to purchase 70 films upon the completion of this offering. We intend to market and distribute these properties through home video, broadcast direct response television, and barter syndication to over-the- air, cable and independent television stations. We intend to operate similar to conventional distributors, however, we will own the properties in our library (including public domain film masters) as opposed to many distributors who only have the right to sell the property with a percentage of the revenue going to the owner.

     We intend to utilize our library for the home video distribution business with a focus on the direct and retail sell-through markets. Products we intend to market for consumer purchase will primarily consist of select titles from library on videocassettes and DVDs. Typical suggested retail prices for videocassettes to be marketed as sell-through will range from $5.99 to $19.95 per program. Suggested retail prices on DVDs may range from $6.99 to $29.98 per program.

Licensing of our films

     We intend to market and license our library in domestic markets to major network and independent television stations, satellite networks, pay-per-view and cable system operators. We intend to outsource all international distribution and marketing of our library.

     We intend to enter license agreements with customers that grant the customer a license to either (1) exhibit or distribute a specific film or television program for a specified term, territory and medium, or (2) in the case of a license to a pay television channel or a broadcast or cable television operator, the right to exhibit the property a specified number of times. Typically, upon the execution of a license agreement, we would deliver a copy of a sub-master of the film or television program.

     In consideration for the granting of the license to a specific film or television program to retail or wholesale distributors or a pay-per-view television exhibitors, we will receive a fee which will be a percentage of revenues from the licensee's distribution or exhibition of the property and may include an advance of the fee which is then recoupable from what
otherwise would have been payable to Mac Filmworks.   The fee will range
from 10% to 20% of the revenues the licensee generates, which may range from approximately $100 to several thousand dollars, depending upon several factors, including but not limited to the film's genre, cast, commercial success and popularity, and whether the film is copyrighted or a public domain title.

     In the case of a license we grant directly to a broadcast network or station or pay or basic cable television operator, we plan to charge a licensing fee that will vary in range from several hundred dollars to several thousand dollars. The fee will vary depending on the title, the number of times the film may be broadcast, whether it is being licensed to a network, independent or cable television station, and when it will
broadcast.   In cases where the network or station offers barter
arrangements, we may accept advertising time during the broadcast of the film that has been licensed instead of a cash license fee. If we accept a barter arrangement, we may then sell that time to advertisers or we will use it to promote and advertise our products.

Our entertainment library

     We will own masters, or films and videotapes suitable to be transferred to a master, to all of our properties. Approximately 250 properties are stored at our facilities in Shreveport. Approximately 192 properties are being stored by Western International, Inc. for a monthly storage fee of $150. The remainder of our film and television properties are currently being held by their previous owners until we specify a delivery date and location.

     We have included in our description of our film properties below, a sample of the titles we own. Our library contains titles from numerous genres including:

       -    film noir;
       -    classics;
       -    cult movies;
       -    martial arts;
       -    comedies;
       -    family and children's films; and
       -    television programs.

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     Some of our most popular film properties which we own, include:

       -  Abraham Lincoln (1930) (public domain or "PD");
       -  At War with the Army (1950 PD) (Dean Martin, Jerry Lewis);
       -  Conflict (1978 copyright) (Martin Sheen);
       -  How Awful about Allan (1970 copyright) (Anthony Perkins,
              Julie Harris);
       -  Line of Fire (1969 copyright) (Robert DeNiro);
       -  Paco (1975 copyright) (Jose Ferrer);
       -  Planet of the Dinosaurs (1980 PD); and
       -  Vengeance Valley (1951 PD) (Burt Lancaster).

     Some of the films we have the option to purchase, the majority of which are public domain, include:

          - Classics such as His Girl Friday with Cary Grant and Rosalind Russel, Alfred Hitchcock's The 39 Steps, The Man Who Knew Too Much
          (1934), and seventeen other feature films by Alfred Hitchcock.

          - Cult movies such as The Night of the Living Dead, The Little Shop of Horrors with Jack Nicholson (1960), and Tunnelvision.

          - Exploitation movies like TNT Jackson, CC and Company with Joe Namath and Ann Margaret, and Dance Hall Racket with Lenny Bruce.

          - Westerns feature films starring the following actors: John Wayne (12 films), Roy Rogers (55 films), Hopalong Cassidy (23 films), Zane Gray (13 films), among others.

     Some of the most popular television properties we have the option to purchase, all of which are public domain titles, and the number of episodes available in each series, include the following:

 -  The Adventures of Robin Hood (80)        -  The Danny Thomas Show (13)
 -  The Adventures of Ozzie & Harriet (90)   -  The Dick Van Dyke Show (6)
 -  The Andy Griffith Show (13)              -  Dragnet (28)
 -  Beverly Hillbillies (55)                 -  The Jack Benny Show (20)
 -  Bonanza (31)                             -  The Lone Ranger (17)
 -  George Burns & Gracie Allen (12)         -  The Milton Berle Show (10)
 -  The Cisco Kid (35)                       -  You Bet Your Life  (12)


Marketing Strategy

Home video market

     We intend to distribute DVDs and videocassettes of feature films to the domestic home video rental market primarily by selling them to wholesale distributors, who then sell the videocassettes and DVDs to rental outlets, such as video rental chains, individual video rental stores, and
supermarkets.   We have not begun the process of transferring films from our video masters to DVDs or videocassettes, nor have we contacted companies with whom we intend to outsource such reproduction. We have not contacted any wholesale distributors or other companies which we hope to eventually sell and distribute our products.

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     We believe that the packaging and art work for the video boxes, posters, advertisements and other selling materials relating to the films we distribute to the United States home video rental and sell-through markets are key factors in determining the amount of sales. We plan to be involved with the design of the promotional campaign for all properties we release. While some of the art works for packaging, advertisements, trade show displays and posters may be created in-house, we plan to commission outside parties to assist in the art work for these materials. We then plan to arrange for the printing, production and distribution of all promotional materials. Although we have contacts with such companies, we have not contacted any advertising companies to design and/or produce our promotional materials, nor have we begun the design or production of any promotional materials that we may intend to complete in-house.

     We intend to market films and television programs directly to consumers by the following means:

         - selling to distributors and rack-jobbers who then sell the products to large retail outlets, convenience stores, or mass merchants;

         - direct response advertisements appearing as trailers on our home videocassettes and at the end of broadcasts of some of our programs; and

         - sales to specialty retail outlets such as governmental agencies, gift stores, libraries, museums, Radio Shack, The Sharper Image, General Nutrition Centers, and Home Depot.

     In addition, we intend to market our properties directly to consumers through their inclusion in catalogs produced by Mac Filmworks and others. We have not created a catalog of our films, nor have we contacted other companies for the inclusion of our films in their catalogs. We intend to use a portion of the proceeds from this offering to fund various marketing expenses, including but not limited to the transfer of films to DVD and videocassette and the design and production of marketing and promotional materials and catalogs.

Broadcast and cable television

     In connection with our distribution and licensing of films and television programming to the United States television market, we intend to emphasize the development, marketing and distribution of our films in the pay, basic cable and over-the-air broadcasting markets. We intend to implement this strategy by concentrating our resources on developing a strong market presence and relationship with local independent stations that serve small to middle markets and whose bulk of advertising revenues are generated from local or regional advertisers. We intend to enter into license agreements with exhibitors, such as, television networks, television stations and cable and satellite systems operators, as well as sub-
distributors.   We intend to outsource all international distribution, if
any.

     We have not begun to develop, market or distribute any of our products to broadcast or cable television markets, nor have we contacted any networks or exhibitors, or licensed any of our products.

Competition

     In marketing films and television programs, we compete against the as major studios, such as AOL Time Warner, The Walt Disney Company, MCA, Paramount, Fox, and Sony/Columbia, as well as smaller distribution companies owning film catalogs/libraries or syndicated television programs. Since we will expend significantly less on product acquisitions than many of these competitors we believe we can produce profits from even modest sales volume.

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     As a company that acts primarily as its own distributor, we compete with other distributors for wholesalers, retailers and consumers and for home video rights with products they do not produce. This competition, in the case of distribution, is influenced by box office success, advertising, publicity and other factors.

Employees

     We currently have two employees, one of which is part-time. No employees are covered by a collective bargaining agreement. Management considers relations with its employees to be satisfactory.

Facilities

     We sublease the facilities located at 9464 Mansfield Road, Suite A-1 and Suite C, Shreveport, Louisiana, which consists of approximately 1,726 square feet, from Jim McCullough Productions, a sole proprietorship. We believe our lease rates to be competitive in the market. At the present time, we consider this space to be adequate to meet our needs.

Legal Proceedings

     As of the date of this prospectus, there are no legal proceedings pending or, to our knowledge, threatened against us or to which we are a party.

Copyrights

     Of the 996 films we have purchased, 190, or 19%, are under copyright protection. Of the approximately 1,600 films and over 100 television serials in the Durbin Entertainment library in which we have an option to purchase 700, none are under copyright protection. Of the 70 films under option from Saturn Productions, approximately 62 films are under copyright protection. We intend to renew all copyrights in which we are able.

     Those films not under copyright protection have fallen into the public domain. A film enters the public domain when (1) the initial copyright expired without renewal for a second term, or both terms have expired or (2) the copyright notice was defective or missing from the work and no efforts were made to cure the omission. In connection with our films that have fallen into the public domain, we do not have copyright protection.
However, new copyrights can be granted to public domain properties if certain modifications are made to the film, including changing the musical score, color, new openings.

     In connection with the public domain properties we own, we are unable to assert our exclusive right to license or distribute the films and we will have no recourse against others who also own the public domain properties.

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                                 Management

The executive officers and directors are as follows:

           Name                 Age                 Position
  ---------------------         ---   ------------------------------------
   Jim McCullough, Sr.          73    Chairman, president, chief executive
                                      officer and chief accounting officer

   Richard Mann                 49    Director

   Andrea O'Neal                41    Secretary


     Jim McCullough, Sr. has been our president, chief executive officer and chairman since inception. Since 1975, Mr. McCullough has served as president of Jim McCullough Productions, a sole proprietorship, which is in the
business of developing new film and television productions.   Mr. McCullough
has been involved in virtually every aspect of the film industry since 1972, including creation, production and distribution of feature films. Additionally, Mr. McCullough is the president, chief executive officer of Triad Family Media, Inc., a company that distributes and licenses several films. He has attained national recognition as a result of his acclaimed productions of Where the Red Fern Grows, Part I and Part II and The St. Tammanay Miracle.

     Richard C. Mann has been a director since February 2000. Since 1993, Mr. Mann has been the president of New Standard Post, LLC, Richard Mann Group, Inc., and Prosperity Pictures, LLC. He has produced and/or directed over 100 films, television programs, music videos, and over 200 television commercials.

     Andrea M. Williams O'Neal has been our secretary since February 2000. Since July 1993, Ms. O'Neal has owned and operated a financial consulting firm which specializes in assisting developing companies. Ms. O'Neal was formerly employed by Merrill Lynch as a broker and financial consultant. She received a B.B.A. in finance from Texas A&M University, and studied international business and finance at Imperial College in London, England.


                           Executive compensation

     The following table sets forth information with respect to our chief executive officer as of December 31, 2001. No other executive officer has received in excess of $100,000 in compensation during the last three fiscal years.

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                         Summary compensation table


                                                 Long Term Compensation
                                  Annual         ----------------------
                               Compensation               Awards
                            ------------------    ------------------
       Name and                                       Restricted
  Principal Positions         Year   Salary ($)     stock award(s) ($)
- --------------------------  -----  -----------  ------------------
Jim McCullough, Sr.,          2000   $  84,000            $   --
president, chief executive    1999      50,000                --
officer, and director         1998      50,000             1,800

     Mr. McCullough's salary for the fiscal years 2001, 2000 and 1999 has accrued and not been paid. In addition, Mr. McCullough's salary for the current fiscal year through June 30, 2002 has accrued in the amount of $42,000. In May 2001, Mr. McCullough received a bonus in the form of a restricted stock grant in the amount of 1,000,000 shares valued at $.10 per share for a cash value of $100,000.

     The named executive officer did not receive perquisites or other benefits valued in excess of 10% of the total reported annual salary and bonus.

Employment Agreement

     We entered into an employment agreement with Mr. McCullough, Sr. in January 2001 for a period of three years. The agreement provides for an annual salary of $84,000, and contains a limitation on his ability to pursue other business activities. Since Mr. McCullough owns and controls other entities which are in similar businesses as Mac Filmworks, he has agreed to limit his involvement in those entities to no more than 10% of his daily business activity.

Stock Options

     In January 1998, the board of directors and majority stockholders adopted a stock option plan under which 500,000 shares of common stock have been reserved for issuance. As of the date of this prospectus, no options have been granted under the plan and we have no present plans for the issuance thereof. We do not have a defined benefit plan or any retirement or long-term incentive plans.

Principal Stockholders

     The table below sets forth, as of June 30, 2002, the beneficial ownership of common stock of:

       -   our directors;
       -   our named executive officers;
       -   the holders of five percent or more of our common stock; and
       -   our officers and directors as a group.

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                               Number of shares
       Name of                 of common stock          Percentage of
    beneficial owners        beneficially owned         ownership (1)
--------------------------   -------------------        -------------

  Jim McCullough, Sr.              3,070,000                28.8%

  Richard Mann                        10,000                  <1%

  Andrea O'Neal                       50,000                  <1%

  John Howe                        1,600,000                15.0%

  Brewer & Pritchard, P.C.           766,666                 7.2%

  Helen Silvey                       735,000                 7.2%

  All officers and directors
  as a group, (3) persons          3,085,000                29.0%

    (1) based on 10,654,658 shares outstanding prior to the offering.

      Mr. McCullough, Sr.'s and Ms. O'Neal's address is 9464 Mansfield Road, Suite A-1, Shreveport, Louisiana 71118. Mr. Mann's address is 8665 Lookout Mt. Avenue, Los Angeles, CA 90046. Mr. Howe's address is 1006 North Lane, Shreveport, Louisiana 71107. Mr. Thompson's address is 6371 Richmond Ave., Houston, Texas 77057. Brewer & Pritchard's address is Three Riverway, Suite 1800, Houston, Texas 77056. Mr. Howe's address is 1006 North Lane, Shreveport, Louisiana 71107. Ms. Silvey's address is 5227 Cripple Creek Ct., Houston, Texas 77017.

     Mr. McCullough, Sr. beneficially owns 2,800,000 shares individually, 200,000 shares held by his spouse, and 70,000 held by Jim McCullough Productions. Ms. O'Neal beneficially owns 5,000 shares individually and 45,000 shares held by her spouse. Mr. Thompson beneficially owns 275,000 shares individually, 162,334 shares held by a limited liability Company of which he is a member, 270,000 shares held by his spouse, and 60,000 shares held by his son.


               Certain relationships and related transactions

     We currently lease our facilities in Shreveport from Jim McCullough Productions, Inc., at a monthly rate of $1,000, on a month-to-month basis. Mr. McCullough is the majority shareholder of Jim McCullough Productions, Inc.

     As of June 30, 2002, Mr. McCullough and his affiliates have loaned the Company approximately $235,000. This amount is payable on demand and does not accrue interest.

     In July 2001, we issued to Brewer & Pritchard, P.C., 666,666 shares of common stock for services rendered and services to be rendered in the
future.   In May 2001, we issued to Mr. McCullough as a bonus, 1,000,000
shares of common stock valued at $100,000.   In December 2000, we issued to
Brewer & Pritchard, 100,000 shares of common stock for services rendered.

     Mac Filmworks, Inc., a Delaware corporation, is the sole shareholder and parent company of Mac Filmworks, Inc., a Texas corporation.

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                         Description of securities

General

    We are authorized to issue 50,000,000 shares of common stock, $.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value.

Units

     We are offering 250,000 units, each consisting of one share of common stock and one Class A warrant, one Class B warrant, and one Class C warrant. The common stock and warrants comprising a unit will be detachable and separately transferable.

Common stock

    As of September 30, 2002, there were 10,654,658 shares of common stock issued and outstanding that were held of record by approximately 172 shareholders. Other than 500,000 shares we have reserved for issuance under our employee stock option plan and the 1,000,000 shares reserved for issuance underlying the unites, no other shares have been reserved for issuance upon the exercise of warrants or options.

    Our certificate of incorporation authorizes 50,000,000 shares of common stock, $.0001 par value per share. The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders. The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock. The common stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

    Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available. In the event of liquidation, dissolution or winding up of the affairs of Mac Filmworks, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

Class A Warrants

     Included in each unit is one Class A warrant. If the maximum number of units is subscribed, there will be 250,000 Class A warrants outstanding.

     General. The following is a brief summary of the material provisions of the Class A warrants included in the units. This summary does not purport to be complete and is qualified in all respects by reference to the actual terms and provisions of the warrant agreement. A copy of the agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

     Rights to Purchase Shares of Common Stock. Each Class A warrant will entitle the registered holder to purchase one share of common stock at an exercise price of $2.00 per share. The exercise price of the Class A warrants bears no relation to any objective criteria of value, and should in no event be regarded as an indication of any future market price of the securities offered. The warrant will expire three years from the date of issuance.

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     Method of Exercise.  Each holder of a Class A warrant may exercise the
Class A warrant by surrendering the certificate evidencing the warrant, with the form of election to purchase on the reverse side of the certificate properly completed and executed, together with payment of the exercise price to Mac Filmworks at it principal office in Shreveport, Louisiana. The exercise price will be payable in United States dollars or by certified or official bank check or other check acceptable to Mac Filmworks payable in United States dollars to the order of Mac Filmworks, Inc. No adjustment as to any dividends with respect to the shares of common stock will be made upon an exercise of warrants. If less than all of the Class A warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Certificates evidencing the Class A warrants may be exchanged for new certificates of different denominations by presenting the warrant certificates at Mac Filmworks' principal office.

     Anti-Dilution Adjustments. The exercise price and the number of shares of common stock purchasable upon exercise of any Class A warrants are subject to adjustment upon the occurrence of events, including a stock dividend, a stock split or reverse stock split, reclassifications, reorganizations, consolidations and mergers. No adjustment in the exercise price of the warrants will be made unless the adjustment would result in a $0.05 change in the exercise price of the warrant.

     Redemption Provisions.   We have the option to redeem the outstanding
Class A warrants in whole and not in part, at any time, on not less than 30 days' written notice to the registered holder of the warrant at a price equal to $0.05 per warrant, if the closing price per share for the common stock as reported on a national exchange, NASDAQ, the OTC Electronic Bulletin Board or in the pink sheets, exceeds two hundred percent (200%) of the exercise price of the warrant, for at last 30 consecutive trading days. You will have the right to exercise the Class A warrants under the terms described above until the redemption date. On the redemption date, if you are the registered holder of unexercised Class A warrants, you are entitled to payment of the redemption price upon surrender of the redeemed warrants.

     Other Rights. In the event of an adjustment in the number of shares of common stock issuable upon exercise of the Class A warrants, we will not be required to issue fractional shares of common stock upon exercise of the warrants. In lieu of fractional shares of common stock, there will be paid to the holder of the warrant at the time of exercise an amount in cash equal to the same fraction of the current market value of a share of common stock.

     Class A warrant holders do not have any voting or any other rights of stockholders of the Company and are not entitled to dividends.

     A Class A warrant will not be exercisable by a warrant holder if (1) the shares of common stock issuable upon exercise of the warrant have not been registered under the securities or blue sky laws of the state of residence of the holder or (2) a current prospectus meeting the requirement of the laws of the state cannot be lawfully delivered by us or on our behalf. Under the terms of the Class A warrant agreement, we have agreed to use reasonable efforts to register the shares in which holders of warrants are known to reside and to maintain a current prospectus.

     Modification of Warrant Agreement. The Class A warrant agreement contains provisions permitting us without the consent of any warrant holder
(1) to supplement or amend the warrant agreement in order to cure any ambiguity, (2) to correct or supplement any provision contained in the agreement which may be defective or inconsistent with any other provision, or (3) to make any other provisions in regard to matters or questions arising thereunder which we deem necessary or desirable and which does not adversely affect the interests of the warrant holders.

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Class B Warrants

    Included in each unit is one Class B warrant. If the maximum number of units is subscribed, there will be 250,000 Class B warrants outstanding. The terms and conditions of the Class B warrants are identical to those of the Class A warrants, except that the Class B warrants are exercisable at a price of $3.00 per share.

Class C Warrants

    Included in each unit is one Class C warrant. If the maximum number of units is subscribed, there will be 250,000 Class C warrants outstanding. The terms and conditions of the Class C warrants are identical to those of the Class A warrants, except that the Class C warrants are exercisable at a price of $4.00 per share.

Preferred stock

     Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

        -  restricting dividends on the common stock;
        -  diluting the voting power of the common stock;
        -  impairing the liquidation rights of the common stock; and
        - delaying or preventing a change in control of Mac Filmworks without further action by the stockholders.

We have no present plans to issue any shares of preferred stock.


Delaware anti-takeover statute and charter provisions

     Delaware anti-takeover statute.  We are subject to the provisions of
Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to some exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - Before this date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

            -  by persons who are directors and also officers, and

            - by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be offered in a tender or exchange offer; or

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            -  on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock, which is not owned by the interested stockholder.

     For purposes of Section 203, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years before the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

     Certificate of incorporation.  Our certificate of incorporation provides:

          - For the authorization of the board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions on the preferred stock; and

          - That special meetings of stockholders may be called only by the chairman of the board, our president, or 30% of all the shares entitled to vote at the proposed special meeting.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage transactions that may involve an actual or threatened change of control of Mac Filmworks. These provisions are designed to reduce the vulnerability of Mac Filmworks to an unsolicited proposal for a takeover of Mac Filmworks. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of Mac Filmworks. These provisions may also have the effect of preventing changes in the management of Mac Filmworks.

Transfer Agent

     The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc.


                      Shares eligible for future sale

     Before this offering, there has been no public market for any of our securities and there can be no assurance that a significant public market for any of our securities will develop or be sustained after this offering. Sales of substantial amounts of our common stock in the public market after this offering, or the possibility of those sales occurring could adversely affect the prevailing market price for our securities and our ability to raise equity capital in the future.

     Upon the completion of this offering, there will be a maximum of 10,904,658 shares of common stock issued and outstanding (assuming the maximum number of units are sold and the warrants underlying the units are not exercised). Assuming the maximum amount is sold, there will be 250,000 shares of common stock, 250,000 Class A warrants, 250,000 Class B warrants, and 250,000 Class C warrants that will be freely tradeable without restriction or further registration under the Securities Act, unless the securities are held by "affiliates" of Mac Filmworks. Affiliates of Mac Filmworks are people that control, are controlled by, or are under common control with Mac Filmworks. Among others, this includes our officers, directors, and large shareholders.

     The remaining 10,654,658 shares outstanding are considered "restricted securities" as defined in Rule 144. These shares were issued in private transactions and have not been registered under the Securities Act and may not be sold unless registered under the Securities Act or sold under an exemption from registration, such as the exemption provided by Rule 144.

     In general, under Rule 144, a person (or person whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including a person who may be considered to be our affiliate, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

      - one percent of the number of shares of our common stock then outstanding; or
      - the average weekly trading volume of our common stock during the four calendar weeks preceding the sale.

     Rule 144 is available for sales beginning 90 days after the effective date of this prospectus, and a majority of our restricted shares will have been held for one year as of the date of this prospectus. In addition to meeting the volume limitations and holding period requirements described above, shareholders must comply with the manner of sale provisions and notice requirements of Rule 144 and there must be current public information about Mac Filmworks.

     Under Rule 144(k), a person who is not considered to have been an affiliate of Mac Filmworks at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years (including the holding period of any prior owner who is not an affiliate of ours), would be entitled to sell those shares without complying with the manner of sale, public information, volume limitation, or notice filing provisions of Rule 144.


                            Plan of Distribution

     We are offering 250,000 units at an offering price of $1.00 per unit. The units will be offered on a best efforts minimum/maximum basis with a minimum offering of 100,000 units or $100,000, and a maximum offering of 250,000 units or $250,000. The shares will be offered and sold through ________________________, our underwriter and through our officers and directors. We have reserved the right to pay a cash sales commission, expenses included, up to 15% of each unit sold, provided that no commissions or expense allowances will be paid to our officers and directors. The offering will begin on the date this prospectus is deemed effective and will close upon the earlier of (1) the sale of 250,000 units, (2) 90 days after the effective date of this prospectus or (3) if agreed upon by the underwriter and our board of directors, 180 days after the effective date of this prospectus

     In connection with the efforts of our officers and directors, they will rely on the safe harbor provisions of Rule 3a4-1 of the Exchange Act. Generally, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the Exchange Act for persons associated with an issuer. No person or group has made any commitment to purchase any or all of the units. Nonetheless, our officers and directors will use their best efforts to find purchasers for the units. We cannot state at this point if all the units will be sold.

     Upon the sale of 100,000 units, the subscriptions for units in this offering that are accepted by us will be credited immediately to Mac Filmworks and those funds may be spent by us at our discretion, without any waiting period or other contingency.

     A subscription agreement to purchase the shares accompanies this prospectus, commencing on page A-1. After this registration statement has been declared effective, we will provide a subscription agreement and a copy of the final prospectus relating to this offering to each prospective investor. Subject to availability and our right to reject subscriptions, in whole or in part, for any reason, units may then be subscribed for by completing and returning the subscription agreement, together with payment for all units subscribed for, to Mac Filmworks by cashier's check, money order, or wire transfer.

     We reserve the right to reject any subscription in full or in part, and to terminate the offering at any time. The shares of common stock may only be offered, sold or traded in those states where this offering has been registered. However, we are not obligated to sell shares to any parties and we may refuse to do so. Purchasers of shares of common stock, either in this offering or in any subsequent trading market which may develop, must be residents of states in which the securities are registered or exempt from registration.

            Disclosure of Commission position on indemnification
                       for Securities Act liabilities

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, Mac Filmworks has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

     In the event that a claim for indemnification against such liabilities, other than the payment by Mac Filmworks of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, Mac Filmworks will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          Market for common stock and related stockholder matters

     Currently, there is no public trading market for our securities and a market may never develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile. As of December 30, 2001, there were approximately 172 shareholders of record of our common stock. We have not declared dividends on our common stock in the last two fiscal years or during the current fiscal year.

                   Interest of Named Experts and Counsel

     Principals of Brewer & Pritchard, P.C. own 766,666 shares of common stock.

                                  Experts

    The financial statements of Mac Filmworks appearing in this registration statement have been audited by Malone & Bailey, PLLC, independent auditors, as provided in their report appearing on page F-1 and are included in reliance upon the report given upon the authority of Malone & Bailey, PLLC, as experts in accounting and auditing.

                               Legal matters

    Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Brewer & Pritchard, P.C., Houston, Texas.

                    Where you can find more information

     At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

                     Attention: Jim McCullough, Sr., President
                     Mac Filmworks, Inc.
                     9464 Mansfield Road, Suite A-1
                     Shreveport, Louisiana 71118
                     (318) 687-8785

     Our fiscal year ends on December 31. We intend to become a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to the public on the SEC Internet site at http://www.sec.gov/.

                               250,000 Units





                            Mac Filmworks, Inc.


                                 Prospectus

                                   Units




                            ____________________









     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     Until _______________, all dealers and selling stockholders that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  Part II

                   Information not required in prospectus

Item 24.  Indemnification of directors and officers

     Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The certificate of incorporation of Mac Filmworks limits the liability of directors to Mac Filmworks or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director to the company or an act or omission which involves intentional misconduct or a knowing violation of law, (iii) for an act or omission for which the liability of a director is expressly provided by an applicable statute, or (iv) for any transaction from which the director received an improper personal benefit, whether the benefit resulted from an action taken within the scope of the director's office.

     The inclusion of this provision in the certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the company and its stockholders.

     Mac Filmworks's certificate of incorporation provides for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by Delaware law. The certificate of incorporation includes related provisions meant to facilitate the indemnities' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.

      SEC Registration Fees. . . . . . . . . . . . . . .     $  467.00
      Printing and Engraving Expenses. . . . . . . . . .           .00
      Legal Fees and Expenses. . . . . . . . . . . . . .           .00
      Accounting Fees and Expenses . . . . . . . . . . .           .00

           TOTAL                                             $ ____.00

Item 26.  Recent Sales of Unregistered Securities

     In July 2001, we issued 2,000,000 shares of common stock to three
consultants for services rendered and services to be rendered.   In July
2001, we issued 100,000 shares of common stock to one accredited investor for $10,000 cash. In May 2001, we issued 1,000,000 shares of common stock to our chief executive officer as a bonus for services rendered. We believe the above transactions were exempt from registration under Section 4(2) of the Securities Act since the transactions with accredited investors, were non-recurring and privately negotiated.

     In December 2000, we issued 100,000 shares of common stock to a consultant for services rendered. The aggregate value of those services is estimated at $25,000. In addition, we issued 160,000 shares of common stock in September 2000 to G/O International, Inc., as part of a settlement in connection with the reorganization transaction. In February 2000, we issued 87,500 shares of common stock to six consultants for services rendered, each of which were accredited investors. The aggregate value of those services rendered was $72,500. We believe the above transactions were exempt from registration under Section 4(2) of the Securities Act since the transactions were non-recurring and privately negotiated.

     In July 2000, we sold 33,000 shares of common stock to one accredited investor at a price of $.25 for gross proceeds of $8,250 in cash and equipment. In May 2000, we sold 60,000 shares of common stock to one accredited investor at a price of $.25 for gross proceeds of $15,000. In March 2000, we sold 80,000 shares of common stock to two accredited investors at a price of $.25 for gross proceeds of $20,000. In February 2000, we sold 30,000 shares of common stock to two accredited investors, at a price of $.25 per share for gross proceeds of $7,500. In January 2000, we sold 50,000 shares of common stock to one accredited individual for gross proceeds of $12,500. We believe the above transactions were exempt from registration under Section 4(2) of the Securities Act since the transactions were non- recurring and privately negotiated.

     In each of the transactions described above, each investor acknowledged in writing that they were an accredited investor, as that term is defined in the Securities Act.

Item 27.  Exhibits

                             Index to exhibits



Exhibit No.                Identification of Exhibit
-----------    ---------------------------------------------------------------
3.1(a) (1)     Certificate of Incorporation of Keystone Entertainment, Inc.

3.1(b) (1)     Certificate of Amendment to the Certificate of Incorporation
               of Keystone Entertainment, Inc.

3.2 (1)        Amended and Restated By-Laws of Mac Filmworks

4.1 (1)        Form of Specimen of Common Stock

4.2 (2)        Form of Warrant Agreement

5.1 (3)        Legal Opinion

10.1 (1)       1998 Employee Stock Option Plan

10.2 (1)       Reorganization Agreement, as amended.

10.3 (2) Asset Purchase Agreement with Western International, Inc. (Cinevid library)

10.4 (2)       Asset Purchase Agreement with Delta Equities Corporation

10.5 (2)       Asset Purchase/Option Agreement with Durbin Entertainment,
               Inc.

10.6 (2) Asset Purchase Agreement with RAMM Film Video, Inc. for the purchase of 175 feature films

10.7 (2) Asset Purchase Agreement with RAMM Film Video, Inc. for the purchase of 91 cartoons

10.8 (2)       Asset Purchase Agreement with Saturn Productions

10.9 (2)       Asset Purchase Agreement with Western International, Inc.

10.10 (1)      Employment Agreement with Jim McCullough, Sr.

10.11 (2)      Asset Purchase Agreement with Jim McCullough Productions, Inc.

21.1 (1)       List of Subsidiaries

23.1 (2)       Consent of Malone & Bailey

23.2 (4)       Consent of Brewer & Pritchard, P.C. (included in Exhibit 5.1)

99.1 (3)       Subscription Agreement

99.2 (3)       Escrow Agreement


       (1) Filed previously in Form SB-2 dated September 28, 2001, file no. 333-70526.
       (2)  Contained herein.
       (3)  To be filed by amendment.
       (4)  Contained in Exhibit 5.1.

Item 28.  Undertakings

    (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    i.  To include any prospectus required by Section 10(a)
               (3) of the Securities Act of 1933;

                   ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

                  iii. To include any additional or changed material information with respect to the plan of distribution.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4)  i.   That, for the purpose of determining liability
               under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

                   ii. That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                        SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shreveport, State of Louisiana, on the 8th day of October, 2002.


                                        Mac Filmworks, Inc.



                                        By: /s/ JIM MCCULLOUGH
                                           Jim McCullough, Sr., President
                                           and Chief Executive Officer

                         _________________________

     This registration statement has been signed by the following persons in the capacities and on the dates indicated:


      Signature                        Title                        Date
-----------------------      ---------------------------        ------------



/s/ JIM MCCULLOUGH           Chairman of the Board, Chief     October 8, 2002
JIM MCCULLOUGH, SR.          Executive Officer, President
                             and Chief Accounting Officer




/s/ RICHARD MANN             Director                         October 8, 2002
RICHARD MANN




/s/ ANDREA O'NEAL            Secretary                        October 8, 2002
ANDREA O'NEAL

                        INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
   Mac Filmworks, Inc.
   (A Development Stage Company)
   Shreveport, Louisiana

We have audited the accompanying balance sheet of Mac Filmworks, Inc. (A Development Stage Company) as of December 31, 2001, and the related statements of expenses, stockholders' deficit, and cash flows for each of the two years ended December 31, 2001, and for the period from November 22, 1994 (Inception) through December 31, 2001. These financial statements are the responsibility of Mac Filmworks' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mac Filmworks, Inc. as of December 31, 2001, and the results of its operations and its cash flows for each of the two years then ended, and for the period from November 22, 1994 (Inception) through December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ MALONE & BAILEY
Malone & Bailey, PLLC
Houston, Texas
www.malone-bailey.com

May 7, 2002

                             MAC FILMWORKS, INC
                       (A Development Stage Company)
                               BALANCE SHEET
                          As of December 31, 2001



             Assets

Cash                                                           $      183

Motion Picture Film Library                                       655,801
Motion Picture Film Library Purchase Rights                        28,000
Computer equipment, net of accumulated
  depreciation of $3,265                                            3,264
                                                               ----------
    Total Assets                                               $  687,248
                                                               ==========



          Liabilities and Stockholders' Deficit

    Liabilities

Notes payable for film library purchases,
  including accrued interest                                   $  711,730
Due to related parties                                            217,259
Accrued officer salary                                            268,000
Accounts payable                                                      305
Notes payable                                                      37,375
                                                               ----------
    Total Liabilities                                           1,234,669
                                                               ----------

Contingencies

    Stockholders' Deficit

Preferred stock, $.0001 par, 10,000,000 shares
  authorized, no shares issued or outstanding
Common stock, $.0001 par, 50,000,000 shares
  authorized, 10,654,658 shares issued
  and outstanding                                                   1,065
Paid in capital                                                 1,349,591
Deficit accumulated during the development stage               (1,898,077)
                                                               ----------
    Total Stockholder's Deficit                                (  547,421)
                                                               ----------
Total Liabilities and Stockholders' Deficit                    $  687,248
                                                               ==========

See accompanying summary of accounting policies and notes to financial statements.
                                    F-2

                            MAC FILMWORKS, INC.
                       (A Development Stage Company)
                           STATEMENTS OF EXPENSES
              For the Years Ended December 31, 2001 and 2000,
   and the Period from November 22, 1994 (Inception) to December 31, 2001


                                                                Period from
                                                                Inception to
                                                                 Dec. 31,
                                            2001       2000        2001
                                         ---------  ---------   -----------
Operating Expenses
  General and administrative             $ 239,943  $ 266,198   $ 1,654,809
  Imputed film storage rental costs          7,200      7,200        28,800
  Depreciation and amortization              2,177      1,088        10,765
  Gain on disposition of assets                                  (    5,925)
  Interest expense                          58,606     53,284       237,128
  Debt forgiveness                                               (   27,500)
                                         ---------  ---------   -----------

Net Loss                                 $(307,926) $(327,770)  $(1,898,077)
                                         =========  =========   ===========

Net loss per common share                $(    .03) $(    .04)
Weighted average shares outstanding      9,225,491  7,289,991






See accompanying summary of accounting policies and notes to financial statements.
                                    F-3

                            MAC FILMWORKS, INC.
                       (A Development Stage Company)
                    STATEMENTS OF STOCKHOLDERS' DEFICIT
   For the Period from November 22, 1994 (Inception) to December 31, 2001

                                             Common Stock        Paid In   Accumulated
                                           Shares     Amount     Capital     Deficit      Totals
                                         ----------  --------  ----------  -----------  -----------
Issuance of stock to
  founders at inception                      10,000  $      1  $      999               $     1,000

Cancellation of stock issued
  to one of original founders                (1,000)

Issuances of common stock in:
  1997 to other original founders         3,991,000       399        (399)
  1997 for services                         150,528        14      75,249                    75,264
  1997 for film library  acquisitions       247,680        25     123,815                   123,840
  1997 in a private offering for cash       400,000        40     199,960                   200,000
  1997 in a private offering for cash        37,500         4      37,496                    37,500
  1997 for services related to the
    private offering                        100,000        10         (10)
  1997 for public shell purchase          1,340,000       134        (134)

Issuances of common stock in:
  1998 in a private offering for cash        40,000         4      29,996                    30,000
  1998 in a private offering for cash       100,750        10     100,740                   100,750
  1998 for services                         320,700        32     320,668                   320,700
Imputed film storage rental costs                                   7,200                     7,200

Issuances of common stock in:
  1999 for services                          70,000         7      52,493                    52,500
  1999 in a private offering for cash       147,000        15      36,035                    36,050
Imputed film storage rental costs                                   7,200                     7,200

Net loss - period from Inception
  through Dec. 31, 1999                                                    $(1,262,381)  (1,262,381)
                                         ----------  --------  ----------  -----------  -----------
Balances, December 31, 1999               6,954,158       695     991,309   (1,262,381)  (  270,377)
                                         ----------  --------  ----------  -----------  -----------

       (continued next page)

See accompanying summary of accounting policies and notes to financial statements.
                                    F-4

                      MAC FILMWORKS, INC.
                  (A Development Stage Company)
         STATEMENTS OF STOCKHOLDERS' DEFICIT (Continued)
For the Period from November 22, 1994 (Inception) to December 31, 2001

                                             Common Stock        Paid In   Accumulated
                                           Shares     Amount     Capital     Deficit      Totals
                                         ----------  --------  ----------  -----------  -----------
Balances, December 31, 1999               6,954,158  $    695  $  991,309  $(1,262,381) $(  270,377)

Issuance of common stock
  in 2000 for cash                          226,880        23      56,697                    56,720
  in 2000 for services                      142,500        14      35,611                    35,625
  in March for payment of prior
    year account payable                     45,000         5      20,995                    21,000
  in July for computer equipment             26,120         2       6,528                     6,530
  in September for public shell
      purchase price adjustment             160,000        16        ( 16)
Imputed film storage rental costs                                   7,200                     7,200

Net loss                                                                    (  327,770)  (  327,770)
                                         ----------  --------  ----------  -----------  -----------
Balances, December 31, 2000               7,554,658       755   1,118,324   (1,590,151)  (  471,072)

Issuance of common stock in:
  2001 for services                       1,200,000       120     119,880                   120,000
  2001 for cash                             100,000        10       9,990                    10,000
  2001 for payment of accounts payable    1,800,000       180      94,197                    94,377
Imputed film storage rental costs                                   7,200                     7,200

Net loss                                                                    (  307,926)  (  307,926)
                                         ----------  --------  ----------  -----------  -----------
Balances, December 31, 2001              10,654,658  $  1,065  $1,349,591  $(1,898,077) $(  547,421)
                                         ==========  ========  ==========  ===========  ===========


See accompanying summary of accounting policies and notes to financial statements.
                                    F-5

                            MAC FILMWORKS, INC.
                       (A Development Stage Company)
                          STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 2001 and 2000,
   and the Period from November 22, 1994 (Inception) to December 31, 2001


                                                                   Period from
                                                                   Inception to
                                                                     Dec. 31,
                                                2001       2000        2001
                                            ---------  ---------   -----------
Cash Flows From Operating Activities
  Net loss                                  $(307,926) $(327,770)  $(1,898,077)
  Adjustments to reconcile net loss to
  net cash provided by operating activities
    Shares issued for services                120,000     35,625       604,389
    Imputed film storage rental costs           7,200      7,200        28,800
    Forgiveness of debt                                             (   27,500)
    Depreciation and amortization               2,177      1,088        10,765
    Gain on disposition of assets                                   (    5,925)
    Changes in:
      Accounts payable                       (  8,653)  ( 11,548)       71,608
      Accrued officer salary                   84,000     84,000       268,000
      Accrued interest                         58,606     53,284       228,159
                                            ---------  ---------   -----------
Net Cash Used In Operating Activities        ( 44,596)  (158,121)   (  719,781)
                                            ---------  ---------   -----------
Cash Flows From Investing Activities
  Purchase of motion picture film libraries                         (   60,390)
  Purchase of motion picture film library
    purchase rights                                                 (   16,000)
                                            ---------  ---------   -----------
Net Cash Used In Investing Activities                               (   76,390)
                                            ---------  ---------   -----------
Cash Flows From Financing Activities
  Proceeds from loans from stockholders        50,608     96,847       288,455
  Payments on loans from stockholders        (  1,196)              (    1,196)
  Proceeds from loans from banks                9,805     25,342        98,354
  Payments on loans from banks               ( 24,660)  ( 20,600)   (   60,979)
  Proceeds from sales of common stock          10,000     56,720       471,720
                                            ---------  ---------   -----------
Net Cash Provided By Financing Activities      44,557    158,309       796,354
                                            ---------  ---------   -----------
Net Increase (Decrease) In Cash              (     39)       188           183

Cash - Beginning of Period                        222         34             0
                                            ---------  ---------   -----------

      Cash - End of Period                  $     183  $     222   $       183
                                            =========  =========   ===========
See accompanying summary of accounting policies and notes to financial statements.
                                    F-6

                            MAC FILMWORKS, INC.
                       (A Development Stage Company)
                       NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Business. Mac Filmworks, Inc. ("Mac Filmworks") was organized as a Texas corporation on November 22, 1994, to acquire, license and distribute classic movies, TV serials and other film products. During the development stage, Mac Filmworks is and has been attempting to raise sufficient cash to begin marketing efforts. In October 1997, Mac Filmworks acquired Keystone Entertainment, Inc. ("Keystone"), a Delaware corporation, in a transaction accounted for as a recapitalization. Keystone issued 4,747,680 shares of stock for the 4,747,680 shares or 100% of the then outstanding shares of Mac Filmworks. Before that issuance, Keystone had 1,340,000 shares outstanding, which is shown on the Statement of Stockholders' Deficit as the purchase price of Keystone by Mac Filmworks. The October 1997 agreement was amended November 21, 2000 to increase the 1,340,000 shares to 1,500,000 shares paid for Keystone.

Use of Estimates. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results could differ from those estimates.

Cash includes demand deposit bank accounts. Mac Filmworks's policy for "cash and cash equivalents" includes any highly liquid investments with original maturities of three months or less.

Depreciation is currently being provided on the computer equipment used by Mac Filmworks using the straight line method over an estimated useful life of three years.

Amortization is calculated using the straight-line method for purchased infomercials at their estimated useful life of 5 years. Motion pictures and TV serials purchased will be amortized over their expected useful rental lives which will be estimated when the films begin to be rented. As of December 31, 2001, no films had yet been rented.

Earnings (Loss) Per Share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

Income taxes. Mac Filmworks recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Mac Filmworks provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

NOTE 2 - FINANCIAL DIFFICULTIES

Mac Filmworks has had no revenues and net losses every year since inception, with a net stockholders' deficit of $574,421 through December 31, 2001. Mac Filmworks has been unable to raise sufficient cash to date to fully execute its business plan involving the planned acquiring, licensing and distribution of classic movies, TV serials and other film products.

However, all of the sellers of the film libraries and other creditors have been patient to date, giving Mac Filmworks a series of temporary payment deadline extensions. There are no employees and recurring overhead obligations are minimal. These minimal obligations have been funded by founder contributions and occasional investor contributions since inception. Mac Filmworks continues to believe it will raise the cash needed to complete its business plan in the near future.


NOTE 3 - ACQUISITION OF FILM LIBRARY

During 1997, Mac Filmworks negotiated the purchase of 7 private libraries containing 996 classic films, made-for-television movies, animated features and cartoons from five individuals. A summary of the purchase price is as follows:

           Cash                                             $ 60,390
           Discounted value of notes payable                 483,571
           223,680 shares of stock at $.50 per share         111,840
                                                            --------
              Motion Picture Film Library                   $655,801
                                                            ========

Mac Filmworks has not yet examined all properties purchased, but each agreement contains a right to substitute clause should any films be of inferior quality. All but about 100 films are being held by the library sellers. Mac Filmworks is paying $150 per month as storage to one seller. Mac Filmworks estimates the cost of storage for the other films would be $600 per month if all the sellers were charging a fair rate for this service. This amount is $7,200 per year which is being imputed to annual expense as a shareholder capital contribution.


NOTE 4 - ADDITIONAL FILMS PURCHASE OPTION

In 1997, Mac Filmworks paid $16,000 cash and 24,000 shares valued at $12,000 for the right to purchase an additional library of 700 films for an additional $104,000.


NOTE 5 - NOTES PAYABLE FOR FILM LIBRARY PURCHASES

Mac Filmworks entered into purchase contracts with three of the film library sellers to purchase 5 films libraries which included promissory notes as a portion of the purchase price.

The balances are:

        Western International, Inc.                              $ 87,000
        RAMM Film Video, Inc.                                     100,000
        RAMM Film Video, Inc.                                       8,000
        Saturn Productions, Inc.                                  145,000
        Western International, Inc.                               200,000
        Contractual down payments on the above not yet paid         4,500
        Add:  imputed and accrued interest                        167,230
                                                                 --------
                                                                 $711,730
                                                                 ========

Principal payments on the above amounts were originally due in 1998 and 1999. Interest was imputed at 15% so the original recorded notes payable of $483,571 were recorded at purchase inception in 1997 at their net present values.

In 1998, 2000 and 2001, the notes were renegotiated and the payments on the notes were extended. Principal payments currently due include $433,425 on August 31, 2002, with the balance due August 31, 2003. The effective interest rate has been reduced to rates ranging from 8% to 10%. As of December 31, 2001, the notes are recorded at the original amounts due ($483,571), plus accrued interest of $228,159 for a total of $711,730.

Collateral for each note payable are the underlying films being purchased.


NOTE 6 - NOTES PAYABLE TO BANKS

These are summarized as follows:

        Hibernia Capital - operating loan                        $11,595
        AM South Bank - operating loan                               871
        Toyota Motor credit                                        1,213
        4 bank credit cards                                       23,696
                                                                 -------
                                                                 $37,375
                                                                 =======

The Hibernia Capital loan is payable in fixed installments of $650 per month including interest at 14.25%. The AM South Bank loan is payable in fixed installments of $281 per month including interest at 11.5%. The bank credit cards are held in the names of a founding shareholder and are revolving credit lines with interest at 19%. All loans are unsecured and are guaranteed by the founding shareholder.


NOTE 7 - SALES OF COMMON STOCK

Mac Filmworks sold its common stock to investors at $.50 per share during mid- 1997 and $1 per share from late 1997 through June 1998. In July 1998, Mac Filmworks sold 40,000 shares for $.75 per share and 5,000 shares at $1.00 per share. No further shares were sold in 1998. In September 1999,

147,000 shares were sold for $.25 per share, or $36,750 in total proceeds. In 2000, Mac Filmworks sold 226,880 shares for $.25 per share, or $56,720 in total proceeds. In July 2001, Mac Filmworks sold 100,000 shares of common stock for $.10 per share for total proceeds of $10,000.


NOTE 8 - STOCK ISSUED FOR SERVICES & EQUIPMENT

In 2000, Mac Filmworks issued 142,500 shares to various individuals for services performed valued at $.25 per share, or $35,625 in total proceeds. In 2000, Mac Filmworks issued 160,000 shares to G/O International, Inc. for payment of previously disputed services in connection with the original shell acquisition.

In 2000, Mac Filmworks issued 26,120 shares in exchange for computer equipment. The shares were valued at $.25 per share, or $6,530 total. Mac Filmworks also issued 45,000 shares in payment of a prior year account payable listed at $21,000.

In May 2001, Mac Filmworks issued 1,000,000 shares to the founding shareholder as a bonus for past services valued at $.10 per share for a total value of $100,000.

In July 2001, Mac Filmworks issued 200,000 shares to a vendor for services valued at $.10 per share for a total charge to legal expense of $20,000.

In July 2001, Mac Filmworks issued 1,800,000 shares in payment of certain accounts payable listed at $94,377. NOTE 9 - STOCK OPTION PLANS

Mac Filmworks adopted its 1998 Incentive Stock Option Plan to provide "incentive stock options" within the meaning of that term under Internal Revenue Code Section 422. Such share options would be issued to current officers and employees at prices at or above current stock fair market value. 500,000 shares were reserved for issuance under the plan. As of May 7, 2002, no options had been granted.


NOTE 10 - INCOME TAXES

     Deferred tax assets                     $ 430,402
     Less: valuation allowance                (430,402)
                                             ---------
     Net deferred taxes                      $       0
                                             =========

Mac Filmworks has net operating losses of $284,945 and $180,726 at December 31, 2000, and 2001 respectively which can each be carried forward 20 years.


NOTE 11 - CONTINGENT ASSET & LIABILITY

On July 15, 2000, Mac Filmworks entered into an agreement to purchase 70 films in exchange for 100,000 shares of restricted Company common stock, if the Initial Public Offering ("IPO") opens at $5.00 per share; The final number of shares will be prorated based on the opening price of the IPO. The total number is based on a ceiling of $7.50 per share and a floor of $2.50. In addition to the shares, Mac Filmworks must pay $20,000 on the date of funding from the IPO.

                             MAC FILMWORKS, INC
                       (A Development Stage Company)
                               BALANCE SHEET
                            As of June 30, 2002





    Assets

Cash                                                          $     3,240
Motion Picture Film Library                                       655,801
Motion Picture Film Library Purchase Rights                        28,000
Computer equipment, net of accumulated
      depreciation of $4,353                                        2,176
                                                              -----------
    Total Assets                                              $   689,217
                                                              ===========



    Liabilities and Stockholders' Deficit

    Liabilities

Notes payable for film library purchases,
  including accrued interest                                  $   743,019
Due to related parties                                            250,272
Accrued officer salary                                            310,000
Accounts payable                                                    5,462
Notes payable                                                       9,259
Royalty advance                                                     5,000
                                                              -----------
    Total Liabilities                                           1,323,012
                                                              -----------
Contingencies

    Stockholders' Deficit

Preferred stock, $.0001 par, 10,000,000 shares
  authorized, no shares issued or outstanding
Common stock, $.0001 par, 50,000,000 shares
  authorized, 10,654,658 shares issued
  and outstanding                                                   1,065
Paid in capital                                                 1,353,191
Deficit accumulated during the development stage               (1,988,051)
                                                              -----------
    Total Stockholder's Deficit                                (  633,795)
                                                              -----------
Total Liabilities and Stockholders' Deficit                   $   689,217
                                                              ===========

                            MAC FILMWORKS, INC.
                       (A Development Stage Company)
                           STATEMENTS OF EXPENSES
     For the Three Months and Six Months Ended June 30, 2002 and 2001, and the Period from November 22, 1994 (Inception) to June 30, 2002

                                                                  Period from
                            Three Months          Six Months      Inception to
                           Ended June 30,       Ended June 30,      June 30,
                          2002       2001       2002       2001       2002
                        --------  ---------  ---------  ---------  -----------
Operating Expenses:
  General and
     administrative     $ 30,438  $ 114,666  $ 53,944   $ 136,270  $ 1,708,753
  Imputed film storage
     rental costs          1,800      1,800     3,600       3,600       32,400
  Depreciation and
     amortization            544        544     1,088       1,088       11,853
  Gain on disposition
     of assets                                                      (    5,925)
  Interest expense        15,869     14,488    31,342      28,661      268,470
  Debt forgiveness                                                  (   27,500)
                        --------  ---------   --------  ---------  -----------
Net Loss                $(48,651) $(131,498)  $(89,974) $(169,619) $(1,988,051)
                        ========  =========   ========  =========  ===========

Basic and diluted loss
  per common share      $   (.00) $    (.02)  $   (.01) $    (.02)
Weighted average
  shares outstanding   10,654,658 7,804,658  10,654,658 8,054,658


                            MAC FILMWORKS, INC.
                       (A Development Stage Company)
                          STATEMENTS OF CASH FLOWS
              For the Six Months Ended June 30, 2002 and 2001,
     and the Period from November 22, 1994 (Inception) to June 30, 2002


                                                                  Period from
                                                                  Inception to
                                                                    June 30,
                                              2002       2001         2002
                                            ---------  ---------   -----------
Cash Flows From Operating Activities
  Net loss                                  $ (85,974) $(169,619)  $(1,988,051)
  Adjustments to reconcile net loss to
  net cash provided by operating activities
    Shares issued for services                           100,000       604,389
    Imputed film storage rental costs           3,600      3,600        32,400
    Forgiveness of debt                                             (   27,500)
    Depreciation and amortization               1,088      1,088        11,853
    Gain on disposition of assets                                   (    5,925)
  Changes in:
      Accounts payable                          5,157   (  1,934)       76,765
      Accrued officer salary                   42,000     42,000       310,000
      Accrued interest                         31,289     28,660       259,448
      Royalty advance                           5,000                    5,000
                                            ---------  ---------   -----------
Net Cash Provided (Used) By
         Operating Activities                 ( 1,840)     3,795    (  721,621)
                                            ---------  ---------   -----------
Cash Flows From Investing Activities
  Purchase of motion picture film libraries                         (   60,390)
  Purchase of motion picture film library
    purchase rights                                                 (   16,000)
                                            ---------  ---------   -----------
Net Cash Used In Investing Activities                               (   76,390)
                                            ---------  ---------   -----------
Cash Flows From Financing Activities
  Proceeds from loans from stockholders        39,043      4,850       327,498
  Payments on loans from stockholders         ( 6,030)              (    7,226)
  Proceeds from loans from banks                5,076      1,944       103,430
  Payments on loans from banks                (33,192)  ( 10,783)   (   94,171)
  Proceeds from sales of common stock                                  471,720
                                            ---------  ---------   -----------
Net Cash Provided (Used) By
         Financing Activities                   4,897   (  3,989)      801,251
                                            ---------  ---------   -----------
Net Change In Cash                              3,057   (    194)        3,240

Cash - Beginning of Period                        183        222             0
                                            ---------  ---------   -----------
     Cash - End of Period                   $   3,240  $      28   $     3,240
                                            =========  =========   ===========

                            MAC FILMWORKS, INC.
                       (A Development Stage Company)
                       NOTES TO FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Mac Filmworks, Inc., a Delaware corporation ("Mac"), have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Mac's latest Annual Report filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year, 2001, as reported in Form SB-2, have been omitted.


NOTE 2 - ROYALTY ADVANCE

In July 2002, Mac entered into a license agreement with an independent distributor of entertainment products for one of Mac's films. Under the terms of the agreement, Mac will be paid a $20,000 royalty advance. $5,000 was paid in June 2002, $5,000 was paid in August 2002, and the balance of $10,000 will be paid in three installments through November 2002. The agreement expires two years after release of the movie by the distributor. Upon release, Mac will receive a 20% royalty from sales of the movie after the $20,000 advance is recovered. As of September 24, 2002, there have been no sales.